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                                                 AmericasBank Corp.
                                                 Contact:  Mark H. Anders
                                                 Phone:    443-921-0804
                                                 Website:  www.americasbank.com


                           AMERICASBANK CORP. REPORTS
                           THIRD QUARTER 2006 RESULTS


TOWSON, MD. (October 24, 2006) --AmericasBank Corp. (Nasdaq: AMAB), the parent company of AmericasBank, today announced financial results for the three months and nine months ended September 30, 2006.

The Company reported a net loss for the third quarter of 2006 of $(359,795) or $(0.14) per basic and diluted common share, as compared with a net loss of $(11,101) or $(0.01) per basic and diluted common share for the third quarter of 2005. For the nine months ended September 30, 2006, the company reported a net loss of $(564,518) or $(0.25) per basic and diluted common share, compared with a net loss of $(315,078) or $(0.33) per basic and diluted common share for the first nine months of last year.

The loss for the three months ended September 30, 2006 is attributable primarily to a $470,000 provision for loan and lease losses, which was announced by the company last week. The provision boosts the allowance for loan and lease losses from $454,000 at June 30, 2006 to $916,000 at September 30, 2006. The allowance for loans and leases as a percent of loans increased from 0.71% at June 30, 2006 to 1.15% at September 30, 2006.

In the press release last week on the loan loss provision for the quarter ended September 30, 2006, Mark H. Anders, President and CEO of the Company, stated, "Our provision for loan and lease losses in the third quarter should not be interpreted as a significant weakening in the asset quality of the bank." The Company confirmed today that its level of nonperforming assets have remained essentially unchanged, and have declined as a percent of total assets over the last four quarters to 0.65% as of September 30, 2006. The Company's charge offs during the quarter ended September 30, 2006 were 0.01% of the average loans for the quarter. Total charge-offs at the Towson-based bank since the beginning of 2004 have amounted to approximately $11,000.

Anders added, "We are very pleased with our loan growth during the third quarter." Since June 30, 2006, net loans increased 24.2%, bringing net loan growth in 2006 to 60.0%. Interest revenue from loans for the third quarter of 2006 increased by 25.9% over loan interest revenue in the second quarter of 2006. The growth in loan interest revenue during the period was offset by a 34.4% increase in interest costs as the Bank increased its liquidity to support its current level of loan originations. As a result, for the three months ended September 30, 2006, net interest income increased 14.8% to $924,874 from $805,400 for the three months ended June 30, 2006. The net interest margin contracted to 4.12% for the quarter, down from 4.22% for the three months ended June 30, 2006.


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Noninterest revenues decreased 8.7% to $123,593 for the quarter ended September
30, 2006 from $135,369 for the previous quarter ended June 30, 2006, reflecting softness in the Bank's mortgage lending business. Noninterest expenses increased 4.5% between the second and third quarters of 2006, to $938,262 for the three months ended September 30, 2006 from $897,817 for the three months ended June 30, 2006.

On a comparative basis to the three and nine months ended September 30, 2005, net interest income increased 91.5% and 93.7% during the three and nine months ended September 30, 2006, while non interest revenues contracted (27.6)% and (24.3)%, respectively. Noninterest expenses for the three and nine month periods increased 44.4% and 38.6%, respectively.

Total assets at September 30, 2006 were $96.3 million, an increase of 35.1% or $25.0 million since September 30, 2005. Loans and leases, net of the allowance for loan losses, increased 70.8% to $78.4 million at September 30, 2006, compared with $45.9 million at September 30, 2005.

Total deposits at September 30, 2006 were $80.1 million, up from $65.9 million at September 30, 2005. Stockholders equity amounted to $15.8 million at September 30, 2006, compared with $5.2 million at September 30, 2005.


ABOUT AMERICASBANK CORP.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risks associated with AmericasBank's lending limit; risks associated with the lack of a credit facility; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of insufficient capital; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp.'s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

                     SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

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                                        AMERICASBANK CORP. AND SUBSIDIARY
                                        Unaudited Summary Financial Data

                                                  ---------------------------------------------------------------
                                                                CONSOLIDATED STATEMENT OF OPERATIONS
                                                  ---------------------------------------------------------------
                                                      NINE MONTHS ENDED                     THREE MONTHS ENDED
                                                  --------------------------             -------------------------
                                                   9/30/2006      9/30/2005               9/30/2006   9/30/2005
                                                  --------------------------             -------------------------
INCOME STATEMENT DATA:
  Interest revenue                                $  4,351,530  $ 2,327,537              $ 1,738,658   $  937,003
  Interest expense                                   2,011,248    1,119,079                  813,784      454,157
                                                  --------------------------             -------------------------
  Net interest income                                2,340,282    1,208,458                  924,874      482,846
  Provision for loan and lease losses                  559,000       35,000                  470,000       15,000
  Noninterest revenue                                  340,662      449,928                  123,593      170,711
  Noninterest expenses                               2,686,462    1,938,464                  938,262      649,658
                                                  --------------------------             -------------------------
  Income (loss) before incomes taxes                  (564,518)    (315,078)                (359,795)     (11,101)
  Income taxes                                              --           --                       --           --
                                                  --------------------------             -------------------------
  Net income (loss)                               $   (564,518) $  (315,078)             $  (359,795)  $  (11,101)
                                                  ==========================             =========================

PER SHARE AND SHARES OUTSTANDING DATA:
  Basic and diluted net income (loss) per
   common share                                   $      (0.25) $     (0.33)             $     (0.14)  $    (0.01)
  Average shares outstanding, basic and diluted      2,231,446      941,702                2,654,202      941,702

PERFORMANCE RATIOS:
  Return on average assets                              -(0.93)%     -(0.80)%                  -1.55%      -(0.07)%
  Return on average equity                              -(5.51)%     -(8.07)%                  -8.72%      -(0.85)%
  Net interest margin                                     3.97%        3.19%                    4.12%        3.23%
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                                                  ----------------------------------------------------------------
                                                           COMPARATIVE SUMMARY FINANCIAL DATA BY QUARTER
                                                  ----------------------------------------------------------------
                                                                          QUARTER ENDED
                                                  ----------------------------------------------------------------
                                                    9/30/2006    6/30/2006   3/31/2006   12/31/2005   9/30/2005
                                                  ----------------------------------------------------------------
INCOME STATEMENT DATA:
  Interest revenue                                $ 1,738,658  $ 1,411,071  $ 1,201,801  $ 1,113,345  $   937,002
  Interest expense                                    813,784      605,671      591,793      565,528      454,157
                                                  ----------------------------------------------------------------
  Net interest income                                 924,874      805,400      610,008      547,817      482,845
  Provision for loan and lease losses                 470,000       34,000       55,000       17,000       15,000
  Noninterest revenue                                 123,593      135,369       81,700      181,666      170,712
  Noninterest expenses                                938,262      897,817      850,383      705,191      649,658
                                                  ----------------------------------------------------------------
  Income (loss) before incomes taxes                 (359,795)       8,952     (213,675)       7,292      (11,101)
  Income taxes                                             --           --           --           --           --
                                                  ----------------------------------------------------------------
  Net income (loss)                               $  (359,795) $     8,952  $  (213,675) $     7,292  $   (11,101)
                                                  ================================================================

PER SHARE AND SHARES OUTSTANDING DATA:
  Basic and diluted net income (loss) per
   common share                                   $     (0.14) $        --  $     (0.16) $        --  $     (0.01)
  Book value per common share at period end       $      5.97  $      6.07  $      6.04  $      5.58  $      5.51
  Average shares outstanding, basic and diluted     2,654,202    2,662,581    1,363,369      941,702      941,702

BALANCE SHEET DATA:
  Total assets                                    $96,316,169  $81,856,691  $78,932,257  $72,746,064  $71,307,715
  Total loans, net                                 78,396,299   63,146,031   54,863,173   48,989,605   45,897,697
  Total deposits                                   80,138,125   65,532,429   62,452,118   67,175,482   65,938,331
  Stockholders' equity                            $15,835,797  $16,105,896  $16,098,687  $ 5,256,051  $ 5,184,807

PERFORMANCE RATIOS:
  Net interest margin                                    4.12%        4.22%        3.51%        3.15%        3.23%

ASSET QUALITY RATIOS:
  Allowance to period-end loans                          1.15%        0.71%        0.76%        0.74%        0.76%
  Non-performing loans to allowance for loan
   and lease losses                                     68.01%      138.91%      148.45%      169.73%      177.94%
  Non-performing assets to total assets                  0.65%        0.77%        0.79%        0.86%        0.87%
  Net chargeoffs (recoveries) to average loans           0.01%          --           --           --           --

CAPITAL RATIOS:
  Total risk-based capital ratio                        23.29%       27.78%       31.21%       11.32%       12.84%
  Tier I risk-based capital ratio                       22.04%       26.98%       30.40%       10.54%       11.98%
  Tier I leverage capital ratio                         17.05%       20.00%       21.75%        6.95%        7.97%
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